EXHIBIT 10.2

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 18th day of July, 2003 by and between Capital One Financial Corporation, a Delaware corporation (the “Company”), and Nigel W. Morris (the “Executive”).

WITNESSETH:

          WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue such employment on the terms and conditions set forth herein;

          WHEREAS, the Company desires that the Executive be subject to appropriate restrictive covenants during his employment and thereafter, that the Executive provide the Company with a release of claims upon his termination of employment and that the Executive be treated appropriately upon his termination of employment in light of his long service with, and the instrumental role that he played in the development of, the Company and its affiliates (the “Capital One Group”) and his contributions during the transition period; and

          WHEREAS, the Executive desires to ensure that he be adequately compensated for entering into such release and restrictive covenants and that he continue to participate in the success of the Company.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

          l. Term; Position and Responsibilities; Principal Work Location.

          (a) Term of Employment. The Company shall employ the Executive on the terms and subject to the conditions of this Agreement for a term commencing on the date hereof (the “Commencement Date”) and ending on April 30, 2004 (the “Scheduled Expiration Date”), unless such term is terminated earlier pursuant to Section 4 hereof. The Executive’s employment with the Company and the term set forth in the immediately preceding sentence are co-extensive and together constitute the “Employment Period.”

          (b) Position and Responsibilities. During the Employment Period, subject to its being terminated prior to its Scheduled Expiration Date in accordance herewith, the Executive shall serve as Vice Chairman of the Board of Directors of the Company (the “Board”) with responsibility for the Capital One Group’s international lines of business and its enterprise risk management program, and the Executive shall devote sufficient time to the performance of his duties with respect thereto, it being understood that the Executive will spend a substantial portion of such time transitioning responsibility to his successors in these areas. During the Employment Period, the Executive shall comply with all policies and procedures of the Capital One Group applicable to the positions in which he is serving. Effective as of the date the Employment Period ends in accordance herewith (for whatever reason including its scheduled expiration), the Executive shall automatically and without taking any further actions be deemed to have resigned from all positions, titles, duties, authorities and responsibilities with, arising out of or relating to the Executive’s employment with the Capital One Group, including any directorships or any fiduciary positions in which the Executive was serving at the request of, or appointment by, the Capital One Group, except that he shall continue to serve as a director of the Company until the expiration of his then current term. The Executive agrees to execute all additional documents and take such further steps as may be required to effectuate such resignations, unless otherwise specifically requested by the Board.

          (c) Principal Work Location. During the Employment Period, the Executive’s services shall be performed primarily at the location where the Executive was employed immediately preceding the Commencement Date or any office or location less than 35 miles from such location.

          (d) Consulting Services. Following the conclusion of the Employment Period, the Company may request that the Executive provide, and the Executive may agree (subject to his other personal and business commitments) to perform, certain consulting services for the Company, the terms and conditions of which shall be mutually agreed to by the parties at the time.

          2. Compensation and Treatment of Outstanding Options.

          (a) No Annual Base Salary Through December 31, 2003; Base Salary for Remainder of Employment Period. For the period beginning on the Commencement Date and ending on December 31, 2003, the Executive shall not be entitled to any salary as a result of his participation in the 2001 Performance-Based Compensation Program under the Company’s 1994 Stock Incentive Plan, as amended (the “Plan”) as evidenced by the Capital One Financial Corporation 1994 Stock Incentive Plan Nonstatutory Stock Option Agreement dated October 18, 2001, by and between the Executive and the Company (the “EntrepreneurGrant V Agreement”). For the remainder of the Employment Period, the Company shall pay to the Executive, in installments in accordance with the Company’s regular payroll practices applicable to salaries of senior executives, a base salary at an annualized rate of Seven hundred fifty thousand dollars ($750,000).

          (b) No Annual Bonus; No Long-Term Incentives. The Executive shall not be eligible for, and shall not receive, any annual bonus or long-term incentive payments or grants during the Employment Period.

          (c) Cancellation of EntrepreneurGrant IV Options. The Executive hereby agrees to the cancellation, without any additional consideration, of the options granted to him pursuant to the Capital One Financial Corporation 1994 Stock Incentive Plan Nonstatutory Stock Option Agreement dated April 29, 1999 (the “EntrepreneurGrant IV Options”), as of the Commencement Date, in complete settlement of his and the Company’s rights and obligations thereunder and such options shall automatically and immediately be cancelled as of such date.

          (d) Expiration of EntrepreneurGrant I Options and EntrepreneurGrant II Options. The Executive and the Company hereby agree that the options granted to him pursuant to the Capital One Financial Corporation 1994 Stock Incentive Plan Nonstatutory Stock Option

Agreements dated September 15, 1995 and December 18, 1997 (“EntrepreneurGrant I Options” and “EntrepreneurGrant II Options”, respectively) shall not be affected by this Agreement and such options shall expire in accordance with their terms and the terms of the Plan, other than as set forth in Section 4(g)(ii)(10) hereof. For the avoidance of doubt, if the Executive remains employed by the Company in accordance with this Agreement, whether as Vice Chairman of the Board or otherwise, through April 30, 2004, such options shall remain exercisable through the close of business on July 30, 2004 at which time such options shall expire.

          (e) Extension of Term to Exercise EntrepreneurGrant III Options, EntrepreneurGrant V Options and October 30, 1998 Reload Options.

          (i) Extension of Term. The Executive and the Company hereby agree that the options granted to him pursuant to the Capital One Financial Corporation 1994 Stock Incentive Plan Nonstatutory Stock Option Agreements dated June 11, 1998 and October 18, 2001 (“EntrepreneurGrant III Options” and “EntrepreneurGrant V Options”, respectively) and October 30, 1998 (the “Reload Grant Options”, which together with EntrepreneurGrant III Options and the EntrepreneurGrant V Options are herein referred to as the “Continuing Options”) shall continue to vest and become exercisable and shall remain exercisable, as though he remained an employee of the Company, until June 11, 2008 in the case of the EntrepreneurGrant III Options, December 31, 2008 in the case of the EntrepreneurGrant V Options, and November 15, 2004 in the case of the Reload Grant Options, upon which respective dates such Continuing Options shall expire. The Company agrees that the provisions of the immediately preceding sentence shall not be affected by the termination of the Employment Period for any reason, the Executive’s death at any time prior to December 31, 2008 or any act or failure to act by the Executive.

          (ii) Tax Acknowledgement. The Executive understands that the modification of the Continuing Options as set forth herein may adversely affect the treatment of such Continuing Options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

          (f) Other Matters.

          (i) No Further Reloads. Any option or any portion of an option, whether or not a Continuing Option, swapped after the Commencement Date will not reload.

          (ii) Cancellation at Expiration. Any option or any portion of an option not exercised as of its expiration date set forth in the related option agreement, as modified hereby, shall be automatically and immediately cancelled as of the close of business on such date.

          (iii) Relationship of this Agreement to Option Agreements and Plan. All option agreements between the Executive and the Company shall be deemed modified consistent with this Section 2; however, other than as expressly provided for in this Agreement, this Agreement is not intended to change in any manner the terms of any options granted to the Executive pursuant to the option agreements, which shall otherwise remain in full force and effect according to their terms as modified hereby, including, without limitation, the treatment of the option upon a Change of Control (as defined in the Plan or related option agreement). In the event of a Change of Control (as defined in the Plan or the related option agreement), other merger, acquisition, disposition, liquidation or similar transaction affecting the Company’s stock (each, a “Transaction”), the Executive’s stock options shall be afforded substantially similar treatment as generally afforded to stock options held by senior executives of the Company (but without regard to any treatment afforded to such executives as consideration for their role in such Transaction or as an inducement for, or in consideration of, their continued employment with the Company or its successor following such Transaction).

          3. Employee Benefits and Perquisites; Business Expenses.

          (a) Participation in Employee Benefit Plans. During the Employment Period, other than as specified herein, the Executive shall continue to be eligible to participate in the employee benefit and fringe benefit plans, programs and arrangements maintained by the Capital One Group from time to time, to the extent he was participating in, or eligible to participate in, such plans, programs or arrangements as of the Commencement Date in accordance with the terms and conditions thereof as in effect from time to time. During the Employment Period, the Executive shall continue to receive any perquisites (including without limitation, home security reimbursement, tax and financial planning and a leased automobile) that he was receiving immediately prior to the Commencement Date on such same terms and conditions as he was receiving such perquisites on such date.

          (b) Business Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable, ordinary and necessary expenses incurred by the Executive in the performance of the Executive’s duties hereunder; provided that the Executive accounts to the Company for such expenses in a manner reasonably prescribed by the Company.

          4. Termination of the Employment Period. The Employment Period may be terminated by the Company or by the Executive prior to its Scheduled Expiration Date set forth in Section 1(a) hereof, as follows:

          (a) Termination Due to Death. The Employment Period shall terminate upon the death of the Executive. In the event such termination due to the Executive’s death occurs, the Executive’s estate shall be entitled to the payments and benefits described in Section 4(g)(i) and, to the extent applicable, Section 18 and shall not be entitled to any further compensation or benefits hereunder.

          (b) Termination Due to Disability. The Employment Period may be terminated by the Company due to the Executive’s Disability (as defined below). In the event such termination by the Company due to the Executive’s Disability occurs, the Executive shall be entitled to the payments and benefits described in Section 4(g)(i) and, to the extent applicable, Section 18 and shall not be entitled to any further compensation or benefits hereunder. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform the essential functions of his position due to a medically determinable physical or mental impairment which continues for a period of at least four (4) consecutive months or for more than one-hundred eighty (180) days out of any consecutive three-hundred sixty (360) day period (which period shall be determined by including the Employment Period). The existence of a Disability shall be determined by a medical doctor selected by the Compensation Committee or other authorized committee of the Board and the Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two (2) doctors shall select a third medical doctor who shall be the approved medical doctor for this purpose.

          (c) Termination by the Company for Cause. The Employment Period may be terminated by the Company for Cause (as defined below). In the event such termination by the Company for Cause occurs, the Executive shall be entitled to the payments and benefits described in Section 4(g)(i) and, to the extent applicable, Section 18 and shall not be entitled to any further compensation or benefits hereunder. In addition, in the event of a termination of the Employment Period by the Company for Cause due to any act or failure to act of the Executive described in clauses (ii) through (v) (inclusive) of the definition of Cause set forth below, the Executive shall pay to the Company within thirty (30) days after the Date of Termination a lump sum cash amount equal to Five million dollars ($5,000,000). For purposes of this Agreement, “Cause” shall mean a termination of the Employment Period due to the Executive’s (i) material breach of Section 6(f) or Section 7(b) of this Agreement; (ii) willful misconduct in the performance of his duties hereunder that is materially injurious to the Company; (iii) breach of fiduciary duty involving his personal profit (other than a violation of Section 6(f) or Section 7(b) hereof); (iv) intentional failure to materially perform the Executive’s duties hereunder (other than on account of physical or mental impairment or approved leave) unless he had a good faith belief such performance was illegal or unethical; or (v) willful violation of any law, rule or regulation applicable to the Company or its business that is materially injurious to the Company. For purposes of this Agreement, no act or failure to act shall be deemed to be “willful” or “intentional” unless it is done, or omitted to be done, by the Executive not in good faith or without a reasonable belief that his action or omission was in the best interests of the Company. With respect to any determination that Cause exists, notwithstanding any provision of Section 13 of this Agreement to the contrary, such determination shall be made, in good faith, by a vote of two thirds (2/3rds) of the members of the whole Board (excluding the Executive) only after the Executive has been given written notice stating the basis for the termination of the Employment Period by the Company for Cause, ten (10) days to cure such alleged act or omission and, failing to cure during such ten (10) day period (as determined in good faith by the Board), the Executive is given an opportunity to be heard (represented by his own counsel) at a meeting at which two thirds (2/3rds) of the members of the whole Board (excluding the Executive) are present.

          (d) Termination by Company Without Cause. The Employment Period may be terminated by the Company Without Cause (as defined below). In the event such termination by the Company Without Cause occurs, the Executive shall be entitled to the payments and benefits described in Section 4(g)(ii) and, to the extent applicable, Section 18 and shall not be entitled to any further compensation or benefits hereunder. “Without Cause” shall mean a termination of the Employment Period by the Company other than due to the Executive’s death, Disability or for Cause. Any determination to terminate the Employment Period Without Cause shall be made by a vote of two thirds (2/3rds) of the members of the whole Board (excluding the Executive) only after the Executive has been given reasonable notice and opportunity to present his view to the Board of relevant facts and circumstances.

          (e) Termination by the Executive. The Employment Period may be terminated by the Executive for Good Reason or Without Good Reason (as each such term is defined below). In the event that the Executive terminates the Employment Period for Good Reason, the Executive shall be entitled to the payments and benefits described in Section 4(g)(ii)

and, to the extent applicable, Section 18 and shall not be entitled to any further compensation or benefits hereunder. In the event that the Executive terminates the Employment Period Without Good Reason, the Executive shall be entitled to the payments and benefits described in Section 4(g)(i) and, to the extent applicable, Section 18 and shall not be entitled to any further compensation or benefits hereunder. “Good Reason” shall mean a termination of the Employment Period by the Executive following the occurrence of any material breach by the Company of this Agreement; provided that (i) within thirty (30) days following the date the Executive first learns of the occurrence of any such breach, the Executive shall have delivered written notice to the Company of his intention to terminate the Employment Period for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate the Employment Period for Good Reason, and the Company shall not have cured such circumstances to the reasonable satisfaction of the Executive within thirty (30) days after receipt of such notice and (ii) the Executive delivers a Notice of Termination (as defined below) to the Company in accordance with Section 4(f) hereof within ten (10) days following the Company’s failure to cure such circumstances within the time period specified above. “Without Good Reason” shall mean a termination of the Employment Period by the Executive by written notice to the Company other than a termination for Good Reason in accordance with the foregoing procedures.

          (f) Notice of Termination; Date of Termination; No Deemed Breach.

          (i) Notice of Termination. Any termination by the Company pursuant to Section 4(b), 4(c) or 4(d), or by Executive pursuant to Section 4(e), shall be communicated by a Notice of Termination addressed to the other party to this Agreement in accordance with the notice provisions of Section 19(i). A “Notice of Termination” shall mean a notice stating that the Executive or the Company, as the case may be, is electing to terminate the Employment Period and stating the proposed effective date of such termination; provided such effective date shall not be sooner than the dates provided in Section 4(f)(ii).

          (ii) Date of Termination. “Date of Termination” shall mean (1) with respect to the termination of the Employment Period on its Scheduled Expiration Date, the Scheduled Expiration Date; and (2) with respect to the termination of the Employment Period prior to its Scheduled Expiration Date, (A) if the termination is due to the Executive’s death, the date of his death; (B) if the Company terminates for any reason (other than Disability), the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination (provided such notice is given after the vote required in Section 4(c) or Section 4(d) hereof, as applicable); (C) if the termination is due to the Executive’s Disability, the date specified in the Notice of Termination; provided that such notice shall not be given until the provisions of Section 4(b) have been complied with and such date shall not be less than thirty (30) days after the date on which Notice of Termination is given; and (D) if the Executive terminates for any reason, the date specified in the Notice of Termination; provided that in the case of a termination of the Employment Period Without Good Reason such date shall not be less than thirty (30) days after the date on which Notice of Termination is given.

          (iii) No Deemed Breach. A termination of the Employment Period prior to the Scheduled Expiration Date by the Company due to the Executive’s Disability, for Cause or Without Cause or by the Executive for Good Reason or Without Good Reason, in each case in accordance herewith, shall not be deemed to be a breach of this Agreement by such terminating party.

          (g) Payments Upon Certain Terminations.

          (i) Termination Prior to the Scheduled Expiration Date Due to the Executive’s Death or Disability, by the Company for Cause, or by the Executive Without Good Reason. Upon termination of the Employment Period prior to the Scheduled Expiration Date due to the Executive’s death or Disability, by the Company for Cause, or by Executive Without Good Reason, the Executive (or his estate as the case may be) shall be entitled to (1) payment of earned but unpaid base salary, if any, in accordance with Section 2(a) hereof and unreimbursed business expenses in accordance with Section 3(b) hereof; (2) any vested benefits as of the Date of Termination under any tax-qualified plan maintained, or contributed to, by the Capital One Group, the Executive Life Insurance Program (the “ELIP”) (or any successor death benefit program), the Excess Cash Balance Plan, the Excess Savings Plan, or any disability benefits program sponsored by the Capital One Group, in accordance with the terms and conditions of each such plan or program, and any benefit required by Section 4980B of the Code (“COBRA”); (3) the waiver by the Company of any obligation that the Executive might otherwise have pursuant to the terms and conditions of the EntrepreneurGrant V Agreement to reimburse the Company for any Foregone Compensation (as defined in the EntrepreneurGrant V Agreement); (4) other than in the event of a termination of the Employment Period by the Company for Cause in accordance herewith, (x) the benefit of the Company’s obligations with respect to certain gross-up payments set forth in Section 9 of the Amended and Restated Change of Control Employment Agreement dated as of January 25, 2000, by and between the Executive and the Company, which Section is made a part of this Agreement as though set forth herein (provided that the words “Anything in this Agreement to the contrary notwithstanding” shall be deleted from the beginning of Section 9(a) thereof) and (y) the Company’s payment, to the full extent permitted by law, of all legal fees and expenses which the Executive may reasonably incur solely as a result of any contest by the Executive about the amount of any payment pursuant to Section 4(g)(i)(4)(x) of this Agreement in which there is a reasonable basis for the claims or defenses asserted by the Executive and such claims and defenses are asserted by the Executive in good faith (regardless of the outcome thereof), plus interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; and (5) continued treatment of the EntrepreneurGrant I Options and the EntrepreneurGrant II Options in accordance with Section 2(d) and Section 2(f) hereof and the Continuing Options in accordance with Section 2(e) and Section 2(f) hereof; provided, however, that any termination of the Employment Period due to the Executive’s Disability shall be deemed to be a termination by reason of retirement on account of a Disability approved by the committee administering the Plan for purposes of determining the time period for exercising the EntrepreneurGrant I Options and the EntrepreneurGrant II Options.

          (ii) Termination of Employment Period on the Scheduled Expiration Date or Prior to the Scheduled Expiration Date by the Company Without Cause or by the Executive for Good Reason. Upon termination of the Employment Period on the Scheduled Expiration Date or prior to the Scheduled Expiration Date by the Company Without Cause or by the Executive for Good Reason:

          (1) The Executive (or his estate in the event of his death after the Date of Termination and prior to April 30, 2008) shall be entitled to severance payments at an annualized rate of Seven hundred fifty thousand dollars ($750,000), payable in installments in accordance with the Company’s regular payroll practices applicable to salaries of senior executives, for the period beginning on the later of (x) the Date of Termination and (y) January 1, 2004 and ending on April 30, 2008.

          (2) In the event the Executive elects COBRA coverage in accordance with federal law, the Company will assume as of the Date of Termination the cost of the employer’s portion of the monthly premium and the 2% COBRA administrative fee (such amounts together, the “COBRA Subsidy”) for each of the eighteen (18) months the Executive and his eligible dependents are enrolled (the “COBRA Period”). The Executive will pay the remaining balance of the COBRA premium directly to the COBRA administrator. In the event the Executive elects COBRA coverage, the Company will continue the participation of the Executive and his eligible dependents in its group health plan, to the extent permitted by its terms, for the period commencing on the termination of the COBRA Period and ending on April 30, 2008, and will continue to pay an amount equal to the COBRA Subsidy toward the cost of such continued coverage for each month the Executive and his eligible dependents are enrolled. In the event the Executive’s (and that of his eligible dependents) continued participation in the Company’s group health plan is not permitted by its terms following the termination of the COBRA Period, for each month during the period commencing on the termination of the COBRA Period and ending on April 30, 2008 in which the Executive and his eligible dependents are not enrolled in such group health plan, the Company will pay to the Executive an amount equal to the COBRA Subsidy to assist the Executive in purchasing private medical insurance. Should the Executive become covered under another party’s health insurance plan or should the Executive die between the Date of Termination and April 30, 2008, all payments by the Company under this Section 4(g)(ii)(2) shall immediately be terminated. The Executive agrees to notify the Company of the date that he becomes covered under another party’s health insurance plan.

          (3) For the period commencing on the Date of Termination and ending on the earlier of (A) the date the Executive becomes eligible to receive coverage under a group life insurance program not sponsored by the Company and (B) April 30, 2008, the Executive shall continue to be eligible to participate in the Capital One Executive Life Insurance Program (the “ELIP”) based upon a deemed annual base salary rate of $750,000. During such period, the Company will continue to pay the employer portion of the premiums associated with the life insurance coverage under the ELIP and the Executive will be responsible for the employee portion of the premiums. The Executive will have ninety (90) days from the date the Company’s contributions end to determine whether to continue independently the life insurance coverage amount or a lesser amount under the ELIP in accordance with the terms of the ELIP. For such ninety (90) day period, the Executive shall be solely responsible for any premiums or other costs associated with his participation in the ELIP. In the event the Company replaces the ELIP with another death benefit program, the Company will provide coverage to the Executive under such death benefit program comparable to his coverage under the ELIP immediately prior to its replacement through the earlier of (x) the date the Executive becomes eligible to receive coverage under a group life insurance program not sponsored by the Company and (y) April 30, 2008; provided that the Executive shall be responsible for the employee portion of any premiums or costs associated with such death benefit program in accordance with the terms and conditions thereof; provided further that if the Executive is not eligible to participate in such death benefit program, the Company shall otherwise arrange for comparable life insurance coverage and the Executive shall be responsible for any premiums or costs associated with such coverage comparable to the employee portion of premiums or costs under such death benefit program. In such case, when the Executive’s coverage ends pursuant hereto, the Company will provide the Executive with information regarding his choices for continuing coverage, if any, under such death benefit program. The Executive agrees to notify the Company immediately of the date that he becomes eligible to receive coverage under a group life insurance program not sponsored by the Company.

          (4) For the period commencing on the Date of Termination and ending on April 30, 2008, the Executive shall continue to be entitled to an annual allowance under the Executive Financial Service Program (“EFSP”) in an amount equal to the average annual cost of services the Executive received under the EFSP for the 2000, 2001 and 2002 calendar years.

          (5) For the period commencing on the Date of Termination and ending on April 30, 2008, the Company will continue to pay the monthly monitoring fee for the Executive’s home security system, if any, in accordance with the Company’s applicable policy.

          (6) For the period commencing on the Date of Termination and ending on April 30, 2008, the Company will continue to provide the Executive with a leased automobile (including payment of all reasonably related expenses and charges) in accordance with the Company’s applicable policy.

          (7) For the period commencing on the Date of Termination and ending on April 30, 2008, (A) in connection with the Executive’s home offices in the United States and the United Kingdom, the Company shall continue to provide reasonable maintenance and technical support of any existing office equipment and provide telephone and facsimile services, in all cases to the extent provided as of the Commencement Date, and (B) the Executive shall have access to the Company’s travel office for purposes of securing any then available discount for personal travel of the Executive and his family.

          (8) For the period commencing on the Date of Termination and ending on the earlier of (A) the date the Executive becomes a full-time employee, consultant or independent contractor for an entity unrelated to the Capital One Group, (B) the retirement of such assistant from employment with the Capital One Group and (C) April 30, 2008, the Company shall provide the Executive with the full-time services of his current executive assistant (during which period such assistant shall continue to be an employee of the Company and remain on the payroll of the Company).

          (9) The Executive shall be entitled to (A) the waiver by the Company of any obligation that the Executive might otherwise have pursuant to the terms and conditions of the EntrepreneurGrant V Agreement to reimburse the Company for any Foregone Compensation (as defined in the EntrepreneurGrant V Agreement); (B) the benefit of the Company’s obligations with respect to certain gross-up payments set forth in Section 9 of the Amended and Restated Change of Control Employment Agreement dated as of January 25, 2000, by and between the Executive and the Company, which Section is made a part of this Agreement as though set forth herein (provided that the words “Anything in this Agreement to the contrary notwithstanding” shall be deleted from the beginning of Section 9(a) thereof); and (C) the Company’s payment, to the full extent permitted by law, of all legal fees and expenses which the Executive may reasonably incur solely as a result of any contest by the Executive about the amount of any payment pursuant to Section 4(g)(ii)(9)(B) of this Agreement in which there is a reasonable basis for the claims or defenses asserted by the Executive and such claims and defenses are asserted by the Executive in good faith (regardless of the outcome thereof), plus interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

          (10) The EntrepreneurGrant I Options and EntrepreneurGrant II Options (to the extent still outstanding) shall remain exercisable until July 30, 2004, upon which date such EntrepreneurGrant I Options and EntrepreneurGrant II Options shall expire (and during such time shall be treated in accordance with Section 2(f) hereof) and the Continuing Options shall be treated in accordance with Section 2(e) and Section 2(f) hereof.

          (11) The Executive shall be entitled to (A) payment of earned but unpaid base salary, if any, in accordance with Section 2(a) hereof and unreimbursed business expenses in accordance with Section 3(b) hereof, and (B) any vested benefits as of the Date of Termination under any tax-qualified plan maintained, or contributed to, by the Capital One Group, the Excess Cash Balance Plan, the Excess Savings Plan, or any disability benefits program sponsored by the Capital One Group, in accordance with the terms and conditions of each such plan or program, and any benefit required by COBRA.

          (iii) Notwithstanding anything in this Agreement to the contrary, upon termination of the Employment Period for any reason (including its scheduled expiration) other than death, as a condition to the receipt of the payments and benefits described in Section 4(g)(i)(3) (in the case of a termination of the Employment Period prior to the Scheduled Expiration Date by the Company for Cause), Sections 4(g)(i)(3) and 4(g)(i)(4) (inclusive) (in the case of a termination of the Employment Period prior to the Scheduled Expiration Date due to the Executive’s Disability or by Executive Without Good Reason), and Sections 4(g)(ii)(1) through (9) (inclusive) (in the case of a termination of the Employment Period on the Scheduled Expiration Date or prior to the Scheduled Expiration Date by the Company Without Cause or by the Executive for Good Reason), the Executive shall be required to execute a Release of Claims Agreement in the form of Exhibit A attached hereto and such agreement shall have become effective and irrevocable in accordance with its terms.

          (iv) Except as specifically set forth in this Section 4(g), the Executive shall not be entitled to receive any payments or benefits under any Capital One Group plan, policy, program, practice, agreement or arrangement providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 4(g) shall supersede the provisions of any such plan, policy, program or practice) and no other amounts or benefits shall be due the Executive hereunder, other than pursuant to Section 18 hereof (to the extent applicable).

          5. Confidential Information.

          (a) Access and Exposure to Confidential Information. The Company desires to protect the trade secrets, confidential and proprietary information and business interests of the Capital One Group. The Company agrees and the Executive acknowledges that during the course of his employment with the Company prior to the Date of Termination, the Executive has had, and will continue to have, access and exposure to Confidential Information (as defined in Section 5(b) hereof) regarding the Capital One Group’s business, which, if not maintained as confidential, would threaten the continued viability of the Capital One Group’s business interests. The Executive acknowledges that the Capital One Group is giving him access and exposure to certain Confidential Information expressly in exchange for the confidentiality, non-competition, non-solicitation and non-hire covenants contained in this Agreement, which are ancillary to and for the purpose of enforcing the Executive’s promises to maintain as confidential the Capital One Group’s Confidential Information.

          (b) Definition of Confidential Information. “Confidential Information” means trade secrets, knowledge, data, specialized training, or other information of the Capital One Group of a secret, proprietary or confidential nature or otherwise not readily available to members of the general public which concern the business or affairs of the Capital One Group or the Capital One Group’s customers. Confidential Information includes, but is not limited to, information relating to any Competitive Business (as defined in Section 6(b) hereof) entered into by the Capital One Group, along with any business plans and strategies, products, Work Product (as defined in Section 11(a) hereof), test results, discoveries, customer lists, databases, computer programs, frameworks, models, credit policies and practices, collections, repossessions and recoveries policies and practices, and marketing, selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, installment loan agreements, automobile loan accounts and other accounts relating to mortgage, home equity and/or consumer lending products and services. Anything herein to the contrary notwithstanding, “Confidential Information” shall not include any information (i) that is or becomes readily available to the general public or within the relevant trade or industry (other than due to the Executive’s violation of this Section 5) or (ii) that is or was lawfully and independently provided to or obtained by the Executive, prior to the Executive’s access and exposure to such information by the Capital One Group, from a third party who is not subject to an obligation of confidentiality or otherwise prohibited from transmitting such information (unless the Executive knows or should have known that the Capital One Group would nonetheless deem such information to be Confidential Information).

          (c) Restrictions on the Disclosure of Confidential Information. Both during the Employment Period and at all times thereafter, the Executive will not use for his own benefit or for the benefit of others, or divulge to others, in any manner whatsoever, any Confidential Information, except as expressly authorized by the Company or in connection with the ordinary course of the Executive’s employment (including any consultancy pursuant to Section 1(d) hereof) with the Capital One Group, provided that the provisions of this Section 5(c) shall not apply (i) when disclosure is required by law or by any court or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order the Executive to disclose or make accessible any information, (ii) subject to the issuance of a protective order, to any disclosure to a court in connection with any other litigation involving this Agreement or any other agreement between the Executive and the Company, including, but not limited to, the enforcement of such agreements or (iii) to the extent such Confidential Information is provided to any representative of the Company with apparent authority to request such Confidential Information in connection with any assistance provided by the Executive pursuant to Section 9 hereof or otherwise expressly authorized by the Company in connection with such assistance. In the event the Executive is requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose Confidential Information, unless otherwise prohibited by law, the Executive will as promptly as reasonably practicable, notify the Company of such request and agrees not to disclose any Confidential Information unless and until the Company has expressly authorized him to do so in writing or the Company has had a reasonable opportunity to object to such a request or to litigate the matter (of which the Company agrees to keep the Executive reasonably informed) and has failed to do so.

          (d) Return of Confidential Information. On or before the date the Employment Period ends (for whatever reason including its scheduled expiration) or at any time upon the Company’s written request, the Executive agrees to promptly deliver to the Company the originals and all copies (whether written or electronic) of all memoranda, notes, documents, business plans, customer lists, computer programs, computer discs, CD_ROMs and any other records, materials or property of any kind received, possessed, used, reviewed, made or compiled (in whole or in part) by the Executive or made available to the Executive, including all records, materials and property which contain or constitute Confidential Information. The Executive agrees to provide the Company with written certification that he has complied with this Section 5(d) upon written request from the Company within fifteen (15) days of such request (provided that such fifteen (15) day period shall be tolled for any time period (not to exceed ninety (90) days) during which the Executive is traveling away from his primary residence and secondary residence). Anything in this Section 5(d) to the contrary notwithstanding, nothing shall prevent the Executive from retaining (i) papers and other materials of a purely personal nature, (ii) calendars, rolodexes, papers and other materials (including journals and diaries) containing information arising from or relating to his employment as specifically authorized by the Company in writing, (iii) information relating to his compensation or reimbursement of expenses, (iv) information that he reasonably believes may be needed for tax purposes, and (v) copies of plans, programs and agreements relating to his employment; provided, however, that all such materials, except those described in clause (i) of this Section 5(d), (x) shall be retained by the Executive in a safe and secure manner; (y) shall be subject to the restrictions on disclosure set forth in Section 5(c) and (z) in the event the Capital One Group requests such materials in writing, shall promptly be provided by the Executive in original form to the Capital One Group.

          6. Covenant Not to Compete.

          (a) Acknowledgments. The Executive acknowledges that the Confidential Information which he receives from the Capital One Group is special and unique, and that the Executive’s receipt of such Confidential Information is of benefit and value to him and that it is necessary to the performance of his duties and responsibilities hereunder. The Executive acknowledges receipt of such Confidential Information. The Executive acknowledges that he is being given Confidential Information expressly in consideration for his agreement to be bound by, among other things, the Non-Competition Covenant set forth in Section 6(f) of this Agreement. The Executive acknowledges that the Capital One Group maintains the secrecy of its Confidential Information and takes steps to protect it. The Executive acknowledges that the Capital One Group is engaged (or has plans to engage) in Competitive Businesses in the Restricted Areas (as defined in Section 6(e) hereof), that the Capital One Group engages in active and substantial competition with all persons and entities engaged in the Competitive Businesses in the Restricted Areas, and is exploring new business opportunities within and outside of the United States and may engage in additional Competitive Businesses within the Restricted Areas. The Executive acknowledges and agrees that because of his senior position at the Company and his broad exposure to the Capital One Group’s Confidential Information, he performs services, and has access and is exposed to Confidential Information, which directly concern Competitive Businesses of the Capital One Group in the United States and internationally (including but not limited to the Restricted Areas).

          (b) Definition of Competitive Business. “Competitive Business” means any (i) consumer lending or small business lending business, including without limitation, the products and/or lines of business set forth on Exhibit B attached hereto, and (ii) activity or service that directly supports any Competitive Business described in clause (i) of this Section 6(b) such as management, operational, analytical, brand management, marketing, infrastructure, information technology, human resources, treasury, accounting, financial and other staff, support and administrative services or activities, and third-party consulting, credit scoring, account acquisition, account management, collection, recovery and processing services or activities.

          For purposes of this Section 6(b), a “small business” shall mean any Person (as defined in Section 6(f) below) engaged in any business with revenues of equal to or less than Five million dollars ($5,000,000) per year or any principal of any such Person.

          (c) Definition of Non-Competition Covenant. “Non-Competition Covenant” means the terms and promises set forth in Section 6(f) hereof.

          (d) Definition of Non-Competition Period. “Non-Competition Period” means the period beginning on the Commencement Date and ending on December 31, 2008.

          (e) Definition of Restricted Area. “Restricted Area” means any country set forth on Exhibit C attached hereto.

          (f) Non-Competition Covenant. In order to protect the Capital One Group’s legitimate domestic and international business interests, the Executive agrees that during the Non-Competition Period, (i) he shall not engage in Competitive Business in or with respect to a Restricted Area in any capacity (whether as a director, stockholder, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise) for, with respect to or on behalf of any person, corporation, partnership, firm, financial institution or other business entity (including any division or unit thereof) (each, a “Person”) (including himself) and (ii) he shall not serve in any capacity (whether as a director, stockholder, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise) anywhere in the world for, with respect to or on behalf of (A) any Person that is engaged in Competitive Business in or with respect to a Restricted Area on the date he would otherwise begin to serve in such capacity or (B) any affiliate of any such Person. The above notwithstanding, the following shall not constitute a breach of the Non-Competition Covenant:

          (x) the Executive’s service in any capacity (whether as a director, stockholder, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise) for, with respect to or on behalf of any Person that, together with its affiliates, is primarily engaged in (1) the retail merchandise, retail petroleum or telecommunications business and engaged in Competitive Business solely in support of such retail merchandise, retail petroleum or telecommunications business, so long as the Executive is not directly involved in supporting or assisting such Competitive Business or (2) the private equity investment or consulting business that has investments in, or clients which are, Persons that are engaged in Competitive Business, so long as the Executive is not directly or indirectly providing services to any such Person or otherwise involved in the Competitive Business of any such Person;

          (y) the Executive’s service in any capacity (whether as a director, stockholder, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise) for, with respect to or on behalf of any Person that, together with its affiliates, is engaged in Competitive Business solely as described in Section 6(b)(ii), so long as (1) such Competitive Business does not generate more than twenty percent (20%) of the combined revenues of such Person and its affiliates, and (2) the Executive is not directly involved in supporting or assisting such Competitive Business; or

          (z) the Executive’s ownership for investment purposes of not more than five percent (5%) of the total outstanding equity securities of a publicly-traded company and not more than two percent (2%) of the total outstanding equity securities of any Person engaged in Competitive Business in or with respect to a Restricted Area or any affiliate of such a Person.

          For purposes of this Section 6(f), an “affiliate” of any Person shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person and “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

          7. Non-Solicitation of Employees.

          (a) For the period beginning on the Commencement Date and ending on December 31, 2008, the Executive shall not, on his own behalf or on behalf of any other Person, (i) directly or indirectly solicit or induce any Exempt Employee (as defined in Section 7(c) hereof) to leave or cease their employment relationship with the Capital One Group, for any reason whatsoever, or (ii) directly or indirectly hire or otherwise engage the services of, or assist in hiring or engaging the services of, any Exempt Employee, in each case if the Executive knew or reasonably should have known that such individual was an Exempt Employee, including without limitation:

          (1) identifying any Exempt Employee who has knowledge concerning the Capital One Group’s strategy, operations, processes or other Confidential Information to (x) any

Person for whom the Executive is providing services in any capacity or any recruiter for any reason or (y) any other Person for any purpose set forth in clause (i) or (ii) of this Section 7(a);

          (2) communicating about the quantity of work, quality of work, skills or knowledge, or personal characteristics of any Exempt Employee to (x) any Person for whom the Executive is providing services in any capacity or any recruiter for any reason or (y) any other Person for any purpose set forth in clause (i) or (ii) of this Section 7(a);

          (3) soliciting any Exempt Employee through third parties, such as recruiters or other persons not a party to this Agreement, including without limitation any corporation, partnership, firm, financial institution or other business entity;

          (4) inducing any Exempt Employee to resign employment with the express or implied promise of employment following such Exempt Employee’s resignation;

          (5) financing or obtaining financing for a third-party entity, not a party to this Agreement, for the purpose, in whole or in part, of soliciting any Exempt Employee; or

          (6) recommending to any third-party entity, not a party to this Agreement, that such third-party entity solicit, hire or otherwise engage the services of any Exempt Employee;

          (7) hiring any Exempt Employee through third parties, such as recruiters or other persons not a party to this Agreement, including without limitation any corporation, partnership, firm, financial institution or other business entity; and

          (8) financing or obtaining financing for a third-party entity, not a party to this Agreement, for the purpose, in whole or in part, of hiring any Exempt Employee.

          (b) For the period beginning on the Commencement Date and ending on December 31, 2008, without the Company’s prior written consent, the Executive shall not intentionally, on his own behalf or on behalf of any other Person, directly or indirectly hire or otherwise engage the services of, or assist in hiring or engaging the services of, any Senior-Level Employee (as defined in Section 7(c) hereof) if the Executive knew that such individual was a Senior-Level Employee, including without limitation:

          (1) hiring any Senior-Level Employee through third parties, such as recruiters or other Persons not a party to this Agreement; and

          (2) financing or obtaining financing for a third-party entity, not a party to this Agreement, for the purpose, in whole or in part, of hiring any Senior-Level Employee.

          (c) For purposes of this Section 7, an “Exempt Employee” shall include (i) any “exempt employee” (as defined under the Fair Labor Standards Act of 1938) of the Capital One Group and (ii) any individual who was an “exempt employee” (as defined under the Fair Labor Standards Act of 1938) of the Capital One Group at any time during the six (6) months preceding any such action by the Executive described in this Section 7. For purposes of this Section 7, a “Senior-Level Employee” shall include any Exempt Employee who is or was, as the case may be, in any of Tiers 1 through 4 (inclusive) as each such Tier (including the criteria for inclusion in such Tier) was defined as of the Commencement Date (or the equivalent under the Company’s compensation programs, as the same may be amended from time to time).

          8. Compliance Review.

          Within fifteen (15) business days after receiving a written request from the Company’s General Counsel, any Deputy General Counsel or the equivalent (which time period shall be tolled for any time period (not to exceed ninety (90) days) during which the Executive is traveling away from his primary residence and secondary residence), the Executive agrees to provide the Company such information as he deems responsive to the General Counsel’s, Deputy General Counsel’s or the equivalent’s reasonable request for information concerning the Executive’s compliance with the terms of Sections 5 through 12 (inclusive) of this Agreement. The Executive also agrees to inform any future employer and other persons and entities with whom he is substantially engaged in a business relationship about the existence of his obligations with respect to the covenants in Sections 5, 6, 7, 9 and 11 of this Agreement.

          9. Cooperation.

          For the period beginning on the Commencement Date and ending on December 31, 2008, if requested by the Capital One Group, subject to his other business and personal commitments, the Executive hereby agrees to reasonably cooperate (including by attending meetings) with respect to any claim, arbitral hearing, lawsuit, action, proceeding or governmental or internal investigation relating to the business of the Capital One Group with respect to which the Executive had either direct or indirect responsibility prior to the Date of Termination, with respect to which the Executive has actual knowledge or which relates to a matter reviewed by the Board while he was a member of the Board and, unless adverse to his interests as set forth below in this Section 9, to provide as full and complete disclosure as reasonably possible to the Capital One Group in response to any such inquiry in connection with any such matters. The Company agrees to reimburse the Executive for his reasonable expenses (including reasonable travel expenses and attorneys’ fees if the Executive reasonably determines retention of his own counsel is necessary) incurred in connection with such cooperation. This Section 9 shall not apply in connection with any proceeding in which the Executive or his interests are, in whole or in part, as determined by the Company in good faith, adverse to those of the Capital One Group, or if such proceeding involves, in whole or in part, the Executive’s violation of any obligation which he owed to the Capital One Group during the course of or in connection with the employment of the Executive thereby. Nothing in this Section 9 shall prevent the Executive from being indemnified, receiving advanced expenses or being covered under any directors’ and officers’ liability insurance to the extent to which he may otherwise be entitled.

          10. Non-Disparagement.

          (a) Both during the Employment Period and at all times thereafter, the Executive agrees that he shall not make any statement or release any information (or encourage others to make any statement or release any information) that disparages or defames the Capital One Group or any of its directors or officers or otherwise adversely affects the reputation of the Capital One Group or any of its directors or officers.

          (b) Both during the Employment Period and at all times thereafter, the Company agrees that it shall cause the Company’s Chief Executive Officer, the senior executive officer in charge of corporate communications and the senior executive officer in charge of investor relations not to make any statement or release any information (or encourage others to make any statement or release any information) that disparages or defames the Executive or otherwise adversely affects the reputation of the Executive.

          (c) Notwithstanding the foregoing, nothing in this Section 10 shall prevent the Company or the Executive from (i) responding truthfully and publicly to incorrect, disparaging or derogatory public statements made by the other party to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement (A) to a court to the extent necessary in connection with any litigation involving this Agreement or any other agreement between the Executive and the Company, including, but not limited to, the enforcement of this Agreement or any other agreement between the Executive and the Company, or (B) required by law or by any court or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order such person to disclose or make accessible such information.

          11. Ownership of Work Product.

          (a) Definition. “Work Product” means all inventions, creations, trade secrets, patents (utility or design) and other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, plan or strategy concerning the business or interests of the Capital One Group that the Executive conceives, develops or delivers to the Capital One Group, in whole or in part, at any time during his employment with the Capital One Group prior to the Date of Termination, including without limitation all rights to any such Work Product that constitutes Confidential Information, copyrights, inventions, discoveries and improvements, trademarks, trade dress, designs and all other intellectual property rights.

          (b) Ownership. The Company shall own all Work Product. All Work Product shall be considered work made for hire by the Executive and owned by the Company. If any of the Work Product is not, by operation of law, considered a work made for hire by the Executive for the Company, or if ownership of all right, title and interest of any Work Product does not otherwise vest exclusively in the Company, the Executive hereby assigns to the Company, in consideration of this Agreement and without further consideration, the ownership of all Work Product. The Company shall have the right to own, obtain and hold in its own name all rights, registrations and any other protection in or for the Work Product. The Executive acknowledges and recognizes the Company’s exclusive right and title to, and ownership of, the Work Product. The Executive agrees to perform, upon the Company’s request and at its sole expense, during or after his employment with the Capital One Group, such acts as the Company may reasonably deem to be necessary or desirable to transfer, perfect and defend the Company’s ownership and any resulting registrations of the Work Product. The Executive agrees not to use or disclose any Work Product to any third party either during or after his employment with the Capital One Group and agrees to return to the Company any and all Work Product upon the date the Employment Period ends (for whatever reason including its scheduled expiration).

          (c) Assignment. Notwithstanding anything in this Section 11 to the contrary, the Executive’s agreement to assign his rights in any Work Product to the Company does not apply to any Work Product for which no equipment, supplies, facility or trade secret information of the Capital One Group was used and which was developed entirely on his own time, unless (i) the Work Product relates (1) directly to the business of the Capital One Group or (2) to the Capital One Group’s actual or demonstrably anticipated research or development or (ii) the Work Product results from any work performed by the Executive for the Capital One Group.

          12. Return of Company Property. Unless otherwise agreed to by the Company and the Executive at the time, all property of the Capital One Group (including, but not limited to property containing Confidential Information, telephones, fax machines, personal computers, corporate credit cards and phone cards) must be returned to the Company following the termination of the Employment Period (for whatever reason including its scheduled expiration); provided, however, that the Executive shall be entitled to retain his Blackberry and cellphones, any existing office equipment in his home offices in the United States and the United Kingdom as well as the items and materials he is authorized to retain pursuant to Section 5(d) hereof.

          13. Effect of Breach of Certain Provisions.

          (a) The Executive understands and agrees that in the event the Executive materially breaches Section 6(f) or Section 7(b) of this Agreement at any time after the Commencement Date, (i) the Company shall afford the Executive thirty (30) days to cure such breach following receipt by the Executive of written notice of such breach by the Company, which notice shall set forth the specific act or acts engaged in by the Executive that constitute a material breach of Section 6(f) or Section 7(b) of this Agreement, as the case may be, and shall be given no later than ninety (90) days after the chief executive officer or chief legal officer of the Company has actual knowledge of the activity the Company is asserting in such notice is in material breach of Section 6(f) or Section 7(b) of this Agreement, as the case may be, and (ii) provided the Company has complied with the requirements set forth in clause (i) of this Section 13(a), if the Board determines, in good faith, by a vote of two thirds (2/3rds) of the members of the whole Board (excluding the Executive, if applicable) that the Executive has materially breached Section 6(f) or Section 7(b), as the case may be, and has failed to cure such breach within such thirty (30) day period (a “Determination”), the Company’s obligation to provide the Executive with the payments and benefits set forth under Sections 4(g)(i)(3) and 4(g)(i)(4) and Sections 4(g)(ii)(1) through 4(g)(ii)(9) (inclusive) of this Agreement, if any, shall cease and the Executive shall pay to the Company within ten (10) days after receipt of written notice of such Determination a lump sum cash amount equal to Twenty-Five million dollars ($25,000,000) (the “Payment”); provided that the Executive’s obligation to pay the Payment to the Company shall only arise in connection with the first material breach of Section 6(f) or Section 7(b) of this Agreement, as the case may be, by the Executive with respect to which there has been a Determination (the “Initial Breach”). Notwithstanding the cessation of any payments or benefits by the Company or any payment by the Executive pursuant to clause (ii) of this Section 13(a), the obligations of the Executive pursuant to Sections 5 through 12 (inclusive) of this Agreement shall remain in full force and effect. The Executive agrees that the Payment is not a penalty and waives any defense as to the validity of the Payment on the grounds that the Payment should be void as a penalty or is not reasonably related to actual damages.

          (b) Anything in this Section 13 to the contrary notwithstanding (including without limitation Section 13(a)(ii)), the Capital One Group shall, at any time following a breach or threatened breach of Sections 5 through 12 (inclusive) of this Agreement by the Executive, be entitled to seek any damages or legal or equitable relief to which it may be entitled under applicable law or as otherwise provided in this Agreement, including without limitation, temporary, preliminary and permanent injunctive relief, from any court of competent jurisdiction; provided that the amount of any monetary damages (including any punitive damages) awarded to the Capital One Group for the Initial Breach may be offset against the Executive’s obligation to pay the Payment pursuant to Section 13(a)(ii) such that upon payment of the Payment the Executive shall be deemed to have satisfied all monetary damages (including any punitive damages) awarded for the Initial Breach to the extent such damage awards, in the aggregate, equal Twenty-Five million dollars ($25,000,000) or less, and accordingly, with respect to such monetary damages awarded for the Initial Breach, the Executive shall only be liable to the Capital One Group for the amount of such damages that in the aggregate exceed Twenty-Five million dollars ($25,000,000) (and, to the extent the Capital One Group is awarded monetary damages for an Initial Breach prior to seeking the Payment under Section 13(a) hereof, the payment by the Executive of any monetary damages (including any punitive damages) awarded for such Initial Breach shall be offset against the Executive’s obligation to make the Payment pursuant to Section 13(a) hereof).

          (c) Anything in this Section 13 to the contrary notwithstanding, any breach by the Executive of Sections 5 through 12 (inclusive) of this Agreement shall not affect the Executive’s rights, if any, under the agreements relating to the EntrepreneurGrant I Options, the EntrepreneurGrant II Options and the Continuing Options and any such stock option shall remain exercisable, to the extent then exercisable, and stock shall be issuable thereunder upon any such exercise, to the extent then issuable, in accordance with the Plan and/or the related option agreements, as modified hereby.

          14. Reasonableness.

          The Executive acknowledges that the restrictions set forth in Sections 5 through 12 (inclusive) of this Agreement are necessary to prevent the improper use and disclosure of Confidential Information and to otherwise protect the legitimate business interests of the Capital One Group. The Executive further acknowledges that all of the restrictions set forth in Sections 5 through 12 (inclusive) of this Agreement are reasonable in all respects, including without limitation duration, territory and scope of activity. The Executive agrees that the existence of any claim or cause of action by him against the Capital One Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions set forth in this Agreement. Furthermore, the Executive agrees that, in the event his employment with the Capital One Group terminates for any reason, he will be able to earn a livelihood without violating this Agreement, including without limitation the Non-Competition Covenant set forth in Section 6 hereof.

          15. Irreparable Harm; Injunctive Relief.

          The Executive acknowledges that his violation of Sections 5 through 12 (inclusive) of this Agreement will cause immediate, substantial and irreparable harm to the

Company which cannot be adequately redressed by monetary damages alone. In the event of the Executive’s violation or threatened violation of Sections 5 through 12 (inclusive) of this Agreement, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including without limitation temporary, preliminary and permanent injunctive relief and specific performance, from any court of competent jurisdiction. The Non-Competition Period set forth in Section 6 hereof shall be tolled on a day-for-day basis for each day during which it is determined by a court of competent jurisdiction that the Executive participated in any activity in violation of the Non-Competition Covenant so that the Executive is restricted from engaging in the activities prohibited by the Non-Competition Covenant for the original Non-Competition Period plus the number of days immediately following the conclusion of the Non-Competition Period tolled as a result of this Section 15.

          16. Court’s Right to Modify Restrictions.

          The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Capital One Group’s legitimate business interests. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the applicable law. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be void, invalid or unenforceable, including without limitation the Non-Competition Covenant set forth in Section 6 hereof, such court shall modify such provision so that it is enforceable to the fullest extent permitted by applicable law.

          17. Integration/Effect on Prior Agreements.

          This Agreement (including the Release of Claims Agreement in the form of Exhibit A attached hereto, if, and when, executed) constitutes the final and complete agreement between the parties in relation to the subject matter hereof (including without limitation, the plans, policies, programs and arrangements of the Capital One Group as referred to herein and as modified hereby), and the Executive agrees and stipulates that no other representations have been made by the Capital One Group or any of its officers or directors to the Executive except those expressly set forth herein, and that this Agreement resolves all outstanding issues arising from or relating to the Executive’s employment by the Capital One Group, and that the Executive will not receive anything further from the Capital One Group except as provided herein. In addition, except as expressly provided for herein, this Agreement is intended to replace in its entirety any prior agreements between the Executive and the Capital One Group relating to the terms of his employment (including without limitation the severance provisions thereof), including without limitation, the Amended and Restated Change of Control Employment Agreement dated as of January 25, 2000, by and between the Executive and the Company, which shall be null and void as of the Commencement Date and under which all obligations of the parties thereto shall then terminate on such date. Anything in this Section 17 to the contrary notwithstanding, this Agreement shall not be interpreted as abrogating, enhancing or otherwise modifying any stock option agreements in effect between the Company and the Executive on the Commencement Date except as explicitly provided herein.

          18. Indemnification and Liability Insurance.

          (a) The Executive shall be entitled to (x) indemnification and advancement of expenses to the extent permitted under the Company’s Restated Certificate of Incorporation and Restated Bylaws, as each may be in effect from time to time, subject to any limitation of applicable law, and (y) coverage under any applicable directors’ and officers’ liability insurance policies maintained by the Company from time to time for the benefit of its senior officers and directors.

          (b) The Executive hereby affirms his obligations under any undertaking with respect to the repayment of any advances signed by the Executive in connection with indemnification of him by the Company and/or its insurers, including, without limitation, the Undertaking executed by the Executive dated October 31, 2002.

          19. Miscellaneous.

          (a) Assignability. This Agreement is personal to the Executive and shall not be assignable by the Executive without prior written consent from the Company, other than his rights to compensation and benefits, which may be transferred by will, operation of law or pursuant to any plan, program, policy, arrangement of, or any other agreement with, the Capital One Group. The Company may not assign this Agreement to any other person or entity without the Executive’s prior written consent, provided, however, that the Company may make such an assignment pursuant to a merger, consolidation or similar transaction in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or legal representative.

          (b) Choice of Law/Forum Selection. To ensure uniformity of the enforcement of this Agreement, and irrespective of the fact that either of the parties now is or may become, a resident of a different state or country, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of law. The Company and the Executive hereby submit to the jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any such claims, causes of action or disputes arising out of, related to or concerning this Agreement. The Executive further agrees that any claims, causes of action, or disputes arising out of, relating to or concerning this Agreement shall only have jurisdiction and venue in the state or federal courts of the Commonwealth of Virginia.

          (c) Successor. The respective rights and obligations of the Executive and Company under this Agreement shall be binding on and inure to the benefit of the parties and their respective heirs (in the case of the Executive), successors and assigns.

          (d) Taxes. The Company may withhold from any payments made under this Agreement, or require the Executive to pay to the Company (with respect to any benefits not involving cash amounts being paid to the Executive by the Company), the minimum required federal, state and local taxes, including but not limited to income, employment and social insurance taxes, as determined by the Company in its reasonable discretion.

          (e) Modification. This Agreement may only be modified, amended or revised by a writing signed by both parties.

          (f) No Waiver. Any waiver by either party hereto of any provision of this Agreement in any instance must be in writing, signed by the party against whom enforcement is sought and shall not be deemed a waiver of such provision in the future or a waiver of any other provision.

          (g) Severability. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be invalid or unenforceable, such court shall modify such provision so that it is enforceable to the extent permitted by applicable law and consistent with the parties’ intent.

          (h) No Mitigation and No Offset. The Executive shall be under no obligation to seek other employment and there shall be no offset against amounts, benefits or entitlements due to him under this Agreement or otherwise on account of any remuneration or benefits provided by any subsequent employment he may obtain (other than as provided in Section 4(g)(ii)(2), Section 4(g)(ii)(3) and Section 4(g)(ii)(8) hereof) or on account of any claim the Capital One Group may have against the Executive.

          (i) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service (provided written confirmation of receipt is obtained) or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

          (A) If to the Company, to it at:

Frank G. LaPrade, III
Deputy General Counsel
Capital One Financial Corporation
11013 West Broad Street
Glen Allen, Virginia 23060
(804) 967-1185

With a copy to:
A. Richard Susko, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
(212) 225-2410

          (B) If to the Executive, to him at his residential address as currently on file with the Company.

With a copy to:

Joseph E. Bachelder, Esq.
780 Third Avenue
New York, NY 10017
(212) 319-3900

          (j) Representations and Warranties by the Company. The Company represents and warrants to the Executive that the Compensation Committee of the Board has taken or will take all action necessary under the Plan and related option agreements to effect any modification of the EntrepreneurGrant I Options, the EntrepreneurGrant II Options, the EntrepreneurGrant IV Options and the Continuing Options and the related option agreements as set forth in this Agreement.

          (k) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

          (l) Headings. The headings in this Agreement are included for convenience only and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          (m) Opportunity for Review. The Executive agrees and acknowledges that his execution of this Agreement is completely voluntary and that he has been advised to consult with an attorney prior to executing this Agreement to ensure that he fully and thoroughly understands its legal significance. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party.

          (n) Survival. Except as otherwise expressly provided herein, upon the Date of Termination, the respective rights and obligations of the parties hereto shall survive such Date of Termination to the extent necessary to carry out the intentions of the parties embodied in the rights (such as vested rights) and obligations of the parties under this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the prior express written consent of both parties hereto.

          (o) Regulatory Restriction. Notwithstanding any other provision of this Agreement, the Company will make no payment pursuant to this Agreement which would be prohibited by 12 USC Section 1828(k) or any implementing regulations thereunder. Except as provided in 12 CFR Section 359(c), the Company represents and warrants to the Executive that, as of the Commencement Date, the Company is not in a position in which the restrictions of 12 USC Section 1828(k) and its implementing regulations would apply to payments anticipated to be made to the Executive by the Company.

          IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative and Executive has hereunto set his hand, in each case effective as of the date first above written.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ RICHARD D. FAIRBANK

	Name:	Richard D. Fairbank
	Title:	Chairman, Chief Executive Officer & President

EXECUTIVE
/s/ NIGEL W. MORRIS

	Name:	Nigel W. Morris

Exhibit A

          RELEASE OF CLAIMS AGREEMENT (this “Agreement”) made, as of                , 200     , by and between Nigel W. Morris (the “Executive”) and Capital One Financial Corporation, a Delaware corporation (the “Company”).

          WHEREAS, pursuant to Section 4(g)(iii) of the Employment Agreement between the Executive and the Company dated as of July 18, 2003 (the “Employment Agreement”), the Executive agreed to execute a Release of Claims Agreement as a condition to the receipt of certain payments and benefits from the Company provided for under Section 4(g) of the Employment Agreement;

          WHEREAS, pursuant to Section 4(g)(iii) of the Employment Agreement, the Company will commence providing said payments and benefits to the Executive in accordance with the terms of the Employment Agreement upon the effectiveness and irrevocability of this Agreement;

          NOW, THEREFORE, in consideration of the payments set forth in the Employment Agreement and other good and valuable consideration, the Company and the Executive agree as follows:

          1. Release of Claims. In consideration of the payments and other consideration provided in the Employment Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by the Executive, the Executive, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”), does hereby fully release, remise, acquit and forever discharge the Company and its parent, subsidiary and affiliated corporations, organizations and entities, including without limitation CAPITAL ONE FINANCIAL CORPORATION, CAPITAL ONE BANK, CAPITAL ONE, F.S.B., CAPITAL ONE SERVICES, INC., CAPITAL ONE AUTO FINANCE, PEOPLEFIRST, INC., and AMERIFEE CORPORATION INC., and each of them, and all of their respective past, present and future divisions, departments, units, affiliates, partners, joint ventures, stockholders, predecessors, successors, assigns, insurers, officers, directors, employees, agents, representatives, attorneys and independent contractors of all such released corporations, organizations and entities (collectively, the “Released Parties”), and each of them, jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, actions, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to the Executive’s employment with the Company, service as a director on the board of director of the Company or any of its affiliates (collectively, the “Capital One Group”) or in any other position in which the Executive served at the request of any member of the Capital One Group, or the termination of such employment or service or any circumstances related thereto, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, any state human rights act, or any other applicable federal, state or local employment discrimination statute, law or ordinance, including, without limitation any disability claims under any such laws. The Executive agrees further that he will not file or permit to be filed on his behalf any such Claim released by the Executive herein. However, the Releasing Parties are not releasing rights they have, if any, under any qualified employee retirement plan or under the Employment Agreement, including any right to dispute that a termination for Cause was justified, or under the agreements respecting stock options, as modified by the Employment Agreement, nor are the Releasing Parties releasing any rights or claims that may arise after the date on which the Executive signs this Agreement. In addition, the Executive is not releasing (1) any rights to, or claims for, indemnification from the Company, to the extent such indemnification by the Company is permitted by applicable law, pursuant to (x) its Restated Certificate of Incorporation and Restated Bylaws or (y) the Company’s Board of Directors’ Resolutions, dated November 1, 2002 and December 6, 2002, (2) any right the Executive may have under any applicable insurance policies maintained by the Company with respect to any liability the Executive incurs or has incurred as a director, officer, employee, trustee or agent of the Capital One Group (including any employee benefit plans sponsored by the Capital One Group) or (3) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company are jointly liable. Those rights, and only those rights, survive unaffected by this Agreement. Notwithstanding any provision of this Agreement to the contrary, this release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim the Executive believes he may have against the Company or its affiliates. However, by executing this Agreement, the Executive hereby waives the right to recover in any proceeding he may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. In addition, this Agreement is not intended to interfere with the Executive’s right to challenge that his waiver of any and all potential ADEA claims pursuant to this Agreement is a knowing and voluntary waiver notwithstanding the Executive’s specific representation that he has entered into this Agreement knowingly and voluntarily.

          2. Waiver of ADEA Rights and Claims/Opportunity for Review. The Executive understands that this Agreement specifically releases and waives all rights and claims he may have under ADEA prior to the date on which he signs this Agreement. The Executive agrees and acknowledges that his execution of this Agreement is completely voluntary and that he has been advised to consult with an attorney prior to executing this Agreement to ensure that he fully and thoroughly understands its legal significance. The Executive understands that he may consider whether to agree to the terms contained in this Agreement for a period of at least twenty-one (21) days after the date of this Agreement during which time he should consult with

2

counsel. The Executive agrees that any changes made to this Agreement, whether material or immaterial, will not restart the running of such minimum twenty-one (21) day period. The Executive further acknowledges and understands that he may revoke this Agreement within seven (7) days after its execution by him and that this Agreement is not effective or enforceable until such revocation period has expired and the Executive has not revoked this Agreement during such seven (7) day period. To revoke this Agreement, the Executive must deliver a written revocation to Frank G. LaPrade, III, Deputy General Counsel, Capital One Financial Corporation, 11013 West Broad Street, Glen Allen, Virginia 23060, (804) 967-1185. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the payments and benefits to which he would otherwise be entitled upon the effectiveness and irrevocability of this Agreement pursuant to Section 4(g) of the Employment Agreement.

          3. Affirmation of Undertaking. The Executive hereby affirms his obligations under any undertaking with respect to the repayment of any advances signed by the Executive in connection with indemnification of him by the Company and/or its insurers, including, without limitation, the Undertaking executed by the Executive dated October 31, 2002.

          4. General Provisions.

          (a) Successors. The respective rights and obligations of the Executive and Company under this Agreement shall be binding on and inure to the benefit of the parties and their respective heirs (in the case of the Executive), successors and assigns.

          (b) Modification. This Agreement may only be modified, amended or revised by a writing signed by both parties.

          (c) No Waiver. Any waiver by the Capital One Group of any provision of this Agreement in any instance must be in writing and shall not be deemed a waiver of such provision in the future.

          (d) Severability. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be invalid or unenforceable, such court shall modify such provision so that it is enforceable to the extent permitted by applicable law and consistent with the parties’ intent.

          (e) Choice of Law. To ensure uniformity of the enforcement of this Agreement, and irrespective of the fact that either of the parties now is or may become, a resident of a different state or country, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of law. The Company and the Executive hereby submit to the jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any such claims, causes of action or disputes arising out of, related to or concerning this Agreement. The Executive further agrees that any claims, causes of action, or disputes arising out of, relating

3

to or concerning this Agreement shall only have jurisdiction and venue in the state or federal courts of the Commonwealth of Virginia.

          (f) Opportunity for Review. The Executive agrees and acknowledges that the Executive’s execution of this Agreement is completely voluntary and that the Executive has been advised to consult with an attorney prior to executing this Agreement to ensure that he fully and thoroughly understands its legal significance. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party.

          (g) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

          IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative and Executive has hereunto set his hand, in each case effective as of the date first above written.

CAPITAL ONE FINANCIAL CORPORATION

By:

	Name:	Richard D. Fairbank
	Title:	Chairman, Chief Executive Officer & President

EXECUTIVE

	Name:	Nigel W. Morris

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Acknowledgment

     On the            day of           , before me personally came Nigel W. Morris, who, being by me duly sworn, did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Release of Claims Agreement attached hereto, that he has reviewed all of the terms of such Agreement and that he fully understands all of its provisions.

Notary Public

Date:

Commission Expires:

Exhibit B

•	credit cards

•	installment loans

•	automobile loans

•	motorcycle loans

•	boat loans

•	mortgages

•	home equity loans or lines of credit

•	small business loans (including without limitation small business credit cards, installment lending, small ticket equipment leasing, lines of credit, and any loans guaranteed in whole or in part by the Small Business Administration)

Exhibit C

•	United States of America

•	Canada

•	United Kingdom

•	France

•	Spain

•	Italy

•	South Africa

•	India

•	Mexico